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Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc. William Kent Phone: 303-296-3006

Intrepid Announces Financial Results for Fourth Quarter and Full Year 2009

        Denver, Colorado; March 1, 2010—Intrepid Potash, Inc. (NYSE:IPI), today announced fourth quarter and full year 2009 financial results, with net income for the fourth quarter of 2009 of $6.7 million, resulting in $0.09 of earnings per diluted share. Earnings before interest, taxes, depreciation and amortization (EBITDA(1)) for the fourth quarter of 2009 were $14.5 million.

Highlights for the Fourth Quarter 2009:

  •
  As of December 31, 2009, we had $107 million of cash and investments, no outstanding debt, and $125 million of availability under our revolving credit facility.

  •
  The average net realized sales price(2) for potash in the fourth quarter 2009 was $408 per short ton ($450 per metric tonne) compared to $762 per short ton ($840 per metric tonne) in the same period of 2008.

  •
  Adjusted net income(1) for the fourth quarter of 2009 was $12.3 million compared to adjusted net income of $24.3 million in the same period of 2008.

  •
  Excluding $9.4 million of abnormal production costs expensed during the quarter, our potash "cash operating" cost of goods sold, net of by-product credits, in the fourth quarter of 2009 was $186 per short ton.

  •
  Potash sales in the fourth quarter were 150,000 short tons compared to 94,000 short tons in the fourth quarter of 2008.

  •
  Potash production in the quarter was 124,000 short tons compared to 201,000 short tons produced in the fourth quarter of 2008.

  •
  Average net realized sales price for langbeinite, which we market under the name of TrioTM, was $190 per short ton ($209 per metric tonne) in the fourth quarter of 2009 compared to $323 per short ton ($356 per metric tonne) in the fourth quarter of 2008.

  •
  Sales of TrioTM were 25,000 short tons in the fourth quarter of 2009 compared to 17,000 short tons in the fourth quarter of 2008.

(1)
This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Non-GAAP reconciliations set forth later in this press release for additional information.

(2)
Average net realized sales price is calculated as gross sales less freight costs.

  •
  Langbeinite production in the fourth quarter was 45,000 short tons compared to 34,000 short tons produced in the fourth quarter of 2008.

  •
  Excluding the abnormal production costs of $9.4 million that were not included in our inventory costs, gross margins in the fourth quarter of 2009 for the sale of potash were $173 per short ton or 42 percent compared to 63 percent in the three months ended December 30, 2008. Gross margins for the sale of TrioTM were $16 per short ton or eight percent compared to $171 per short ton in the same period of 2008. This decrease was driven by market price decreases for TrioTM and the fact that more production costs were attributed to TrioTM production given the relative mix of products from the East plant.

  •
  Capital investments in the fourth quarter of 2009 totaled $24.4 million bringing the full year 2009 total to $103.6 million.

        "The fourth quarter was characterized by weather-driven demand for potash at market prices, indicating that the North American potash market may be returning to a more historical level of demand" said Bob Jornayvaz, Intrepid's CEO. "North American farmers faced an extremely wet October in the corn growing region, followed by much improved conditions during November allowing them to apply potash in the fields at more historically normal levels. This resulted in our selling 65,700 tons of potash in November. Given the fall applications and the robust activity that we have seen thus far in 2010, potash application rates appear to be returning to more typical levels. Our inventories have begun to decline as a result. Although 2009 presented Intrepid with many challenges, we successfully managed through the difficult market environment by staying focused on margins and deploying capital investment dollars to projects designed to lower our per ton costs. Looking forward, we believe that 2010 sales volumes should be improved from the last twelve months, and we are beginning to ramp-up our mines and plants to operate at more normal production rates. The continued strength of our balance sheet provides us the flexibility to make balanced business decisions in what remains a promising, but somewhat uncertain market."

Market Conditions

        In the latter part of the fourth quarter 2009 and early 2010, we have seen dealers begin to actively step back into the market to purchase product, and our current red granular inventory is fully committed through the end of March. We also continue to move some volumes forward into the distribution system with certain large distributors to assure customers that Intrepid product is in place and available to meet their requirements.

        Although weather was a factor in purchasing decisions and ultimately in the timing of potash applications during the fourth quarter of 2009, it appears that growers are recognizing the need to purchase product for the spring season. The 2009 corn crop in the United States was robust, and given that potash application rates were down in 2008 and 2009, agronomics suggest that the recent under-application of potash should lead to more normal application levels to maintain yields in the 2009 - 2010 fertilizer year.

        Given the current uptick in demand in the domestic potash market, we have made the decision to bring our West mine back to more historic capacity utilization and expect to accomplish our goal of increasing production rates by sometime in mid-2010. We are now running all of our Carlsbad operations on a twenty four-seven shift schedule.

Fourth Quarter Results

        Operating income for the fourth quarter of 2009 was $9.1 million compared to operating income of $39.5 million in the fourth quarter of 2008. Cash flows from operating activities were $23.1 million for the fourth quarter of 2009, which compares to $22.2 million for the fourth quarter of 2008.

Potash

        During the fourth quarter of 2009, Intrepid produced 124,000 short tons of potash and sold 150,000 short tons of potash despite the operational challenges at our East mine which were detailed in a press release on January 21, 2010. This compares to 201,000 short tons produced and 94,000 short tons sold in the fourth quarter of 2008. The increase in sales volumes in the fourth quarter of 2009 resulted specifically from better sales of granular potash as growers began to return to more customary application levels during the fall in most of our core markets. Although we did see improved consumption by end users, dealers remained somewhat reluctant during the quarter to build significant inventory as they remained price-risk sensitive and continued their just-in-time purchasing practices that were adopted during the first half of 2009.

        The 150,000 short tons of potash we sold in the fourth quarter of 2009 was at an average net realized sales price, which we define as gross sales less freight costs, of $408 per short ton as compared to an average net realized sales price of $762 per short ton during the fourth quarter of 2008. Given the Chinese contract settlement, and other major potash producers' announcements at the end of December that they were reducing potash prices by approximately $60 per ton, followed by recent announcements from major producers of forthcoming price increases, we are encouraged that the price of potash appears to have stabilized and may be heading higher.

        We continued to see the North American drilling rig count improve through the end of the quarter, but our industrial sales have continued to lag levels we experienced in mid-2008. The feed portion of our business continued to see consistent demand.

        Our potash "cash operating" cost of goods sold ("COGS"), net of by-product credits of $17 per ton, and which we define as total cost of goods sold excluding royalties, depreciation, depletion and amortization, decreased to $186 per short ton in the fourth quarter of 2009 from $242 per short ton in the fourth quarter of 2008. Our 2008 results included the impact of scheduled turnaround maintenance. We expensed $9.4 million of abnormal production costs directly in the fourth quarter of 2009 associated with the substantial weather-related production disruption at the Carlsbad, East surface facility, and also due to operating at a lower rate at our West Mine and our Wendover operation. The effect of expensing these costs directly in the quarter, coupled with the same accounting treatment in the prior three quarters, was a lower cash operating cost of goods sold per ton than had these costs been absorbed into inventory. Although we are resuming full production at our West mine, we anticipate, depending on our ability to expeditiously hire a sufficient number of qualified employees, that it may take until the mid-2010 to ramp-up to a more historically comparable level. Consequently, we believe that a modest portion of production costs should continue to be expensed as abnormal in the first quarter. Similarly, cost per ton amounts should likely continue to remain somewhat elevated until the plants are operating at full levels.

Langbeinite—TrioTM

        During the fourth quarter, Intrepid produced 45,000 short tons of langbeinite. Our langbeinite production was 32 percent higher than the 34,000 short tons produced during the fourth quarter of 2008. The increase in langbeinite production was largely driven by our focus on langbeinite in order to keep up with granular TrioTM demand.

        Intrepid sold 25,000 short tons of TrioTM in the fourth quarter of 2009, the majority of which was granular product, at an average net realized sales price of $190 per short ton. This compares to 17,000 short tons at an average net realized sales price of $323 per short ton in the prior year's fourth quarter. The increase in TrioTM sales was driven largely by demand for granular sized product in the domestic agricultural sector. We have continued to see reduced export shipments of standard sized TrioTM and we are working aggressively to place this product, while also considering capital investment to produce more granular-sized product to serve domestic demand.

Full Year 2009 Results

        Operating income for the full year of 2009 was $92.4 million compared to a pro forma combined $197.5 million for the full year 2008. Cash flows from operating activities were $81.1 million for the full year 2009, compared to $158.0 million for the full year 2008.

        EBITDA was $110.4 million for 2009, compared to pro forma EBITDA of $215.1 million for the full year 2008. Adjusted net income for the full year 2009 was $67.8 million, compared to pro forma adjusted net income of $121.6 million for the full year 2008.

Potash

        For the full year 2009, Intrepid produced 504,000 short tons of potash and sold 440,000 short tons of potash as a result of the overall depressed demand for potash and our management actions related to this demand. This compares to 836,000 tons produced and 724,000 tons sold in the full year 2008. Full year 2008 amounts consider the combined pro forma results for the period from January 1, 2008, to April 24, 2008, prior to the IPO and the period from April 25, 2008, to December 31, 2008, after the IPO. Average net realized sales price for potash for 2009 increased to $541 per short ton ($596 per metric tonne) compared to $486 per short ton ($536 per metric tonne) for the full year 2008, largely attributed to higher average net realized sales prices in early 2009. Average net realized sales prices declined throughout the year and have continued this trend into the first quarter of 2010.

        For 2009, our potash "cash" cost of goods sold increased to $196 per short ton compared to $158 per short ton for the full year 2008. Gross margins for the full year 2009 for potash decreased slightly to $293 per short ton or 54 percent compared to 61 percent in the pro forma full year 2008.

Langbeinite—TrioTM

        For 2009, we produced 192,000 short tons of langbeinite compared to 197,000 short tons in 2008. For 2009 Intrepid sold 149,000 short tons of TrioTM at an average net realized sales price of $286 per short ton ($315 per metric tonne) as compared to 207,000 short tons at an average net realized sales price of $192 per short ton ($212 per metric tonne) in the prior year. Gross margins for TrioTM were $103 per short ton or 36 percent in 2009, compared to 41 percent in 2008.

Capital Investment

        During the fourth quarter of 2009, Intrepid invested $24.4 million related to the 2009 capital program. The investments in the fourth quarter of 2009 were used to fund projects already in progress and for sustaining capital. We were able to bring the underground stacker / reclaim at the West mine into operation in December 2009 and are looking forward to testing it at higher production rates during 2010. The thickeners at the East plant are assembled and are being prepared to go into service in the first half of 2010. The remainder of 2009 capital consisted of investing in digital instrumentation, sustaining capital for the mines, and smaller recovery and cost reduction projects. Total capital investment in 2009 was $103.6 million. As a reminder, given the uncertain market conditions that had persisted through most of 2009, Intrepid decided to moderate capital investment by approximately $20 to $25 million during the second half of 2009. Despite this slowing of capital investment, Intrepid was still able to move forward its capital program, while at the same time maintaining a reasonable net cash position.

        Intrepid routinely posts information about Intrepid on its website under the Investor Relations tab. Intrepid's website address is www.intrepidpotash.com.

        Since adjusted net income and EBITDA are non-GAAP financial measures it is necessary to reference the respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release. Cash operating cost of goods sold is defined in the text of this release and the associated financial tables provide the details to recalculate these numbers in accordance with U.S. GAAP.

Conference Call Information

        The conference call to discuss fourth quarter 2009 results is scheduled for March 1, 2010, at 11:00 a.m. MST (1:00 p.m. EST). The call participation number is (877) 419-5396. A recording of the conference call will be available two hours after the completion of the call at (800) 642-1687. International participants can dial (706) 902-2295 to take part in the conference call and can access a replay of the call at (706) 645-9291. All of the above calls will require the input of the conference identification number 51822916. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. In addition, the press release announcing fourth quarter 2009 results will be available on the Intrepid website before the call under "Investor Relations—Press Releases." An audio recording of the conference call will be available at www.intrepidpotash.com through April 1, 2010.

*    *    *    *    *    *    *    *    *    *     *

        Certain statements in this press release, and other written or oral statements made by or on behalf of us, are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized. These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements. These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; the ability to hire and retain qualified employees; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; continued disruption in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission. Please refer to those filings for more information on these risk factors. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

 INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008

	Three Months Ended
	December 31, 2009	December 31, 2008
Production volume (in thousands of tons):
Potash	124	201

Langbeinite	45	34

Sales volume (in thousands of tons):
Potash	150	94

TrioTM	25	17

Potash statistics (per ton):
Average net realized sales price	$408	$762
Cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	186	242
Depreciation, depletion and amortization	17	(8)
Royalties	17	26

Total potash cost of goods sold	$220	$260

Warehousing and handling costs	15	23

Average potash gross margin (exclusive of costs associated with abnormal production)	$173	$479

TrioTM statistics (per ton):
Average net realized sales price	$190	$323
Cost of goods sold (exclusive of items shown separately below)	136	101
Depreciation, depletion and amortization	10	12
Royalties	10	16

Total TrioTM cost of goods sold	$156	$129

Warehousing and handling costs	18	23

Average TrioTM gross margin (exclusive of costs associated with abnormal production)	$16	$171

*
On a per short ton basis, by-product credits were $17 and $25 for the three month period ended December 31, 2009, and 2008, respectively. By-product credits were $2.6 million and $2.4 million for the three month period ended December 31, 2009, and 2008, respectively.

 INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008

	Intrepid Potash, Inc.			Intrepid Mining LLC (Predecessor)
	Year Ended
	December 31, 2009	Combined December 31, 2008	April 25, 2008 Through December 31, 2008	January 1, 2008 Through April 24, 2008
Production volume (in thousands of tons):
Potash	504	836	556	280

Langbeinite	192	197	123	74

Sales volume (in thousands of tons):
Potash	440	724	455	269

Trio™	149	207	100	107

Potash statistics (per ton):
Average net realized sales price	$541	$486	$591	$309
Cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	196	158	177	125
Depreciation, depletion and amortization	18	7	7	8
Royalties	20	16	20	10

Total potash cost of goods sold	$234	$181	$204	$143

Warehousing and handling costs	14	8	10	6

Average potash gross margin (exclusive of costs associated with abnormal production)	$293	$297	$377	$160

Trio™ statistics (per ton):
Average net realized sales price	$286	$192	$259	$130
Cost of goods sold (exclusive of items shown separately below)	141	82	86	77
Depreciation, depletion and amortization	13	11	12	10
Royalties	14	10	13	7

Total Trio™ cost of goods sold	$168	$103	$111	$94

Warehousing and handling costs	15	10	12	6

Average Trio™ gross margin (exclusive of costs associated with abnormal production)	$103	$79	$136	$30

*
On a per ton basis, by-product credits were $17, and $12 for the years ended December 31, 2009, and 2008, respectively. By-product credits were $7.4 million, and $8.9 million, for the years ended December 31, 2009, and 2008, respectively.

 INTREPID POTASH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED DECEMBER 30, 2009 AND 2008
(In thousands, except share and per share amount)

	Three Months Ended
	December 31, 2009	December 31, 2008
Sales	$73,061	$79,495
Less:
Freight costs	7,047	2,189
Warehousing and handling costs	2,668	2,544
Cost of goods sold	36,878	26,732
Costs associated with abnormal production	9,367	—
Other	440	—

Gross Margin	16,661	48,030

Selling and administrative	7,354	8,124
Accretion of asset retirement obligation	170	159
Other	48	254

Operating Income	9,089	39,493
Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(214)	(2,703)
Interest income	86	341
Insurance settlements in excess of property losses	1	(19)
Other income (expense)	37	(494)

Income Before Income Taxes	8,999	36,618
Income Tax Expense	(2,294)	(13,927)

Net Income	$6,705	$22,691

Weighted Average Shares Outstanding:
Basic	75,032,762	74,843,165

Diluted	75,098,459	74,951,085

Earnings Per Share:
Basic	$0.09	$0.30

Diluted	$0.09	$0.30

 INTREPID POTASH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE TWELVE MONTHS ENDED DECEMBER 30, 2009 AND
THE PROFORMA PERIOD ENDED DECEMBER 30, 2008
(In thousands, except share and per share amount)

	Intrepid Potash, Inc.			Intrepid Mining LLC (Predecessor)
	Year Ended
	December 31, 2009	Pro Forma December 31, 2008	April 25, 2008 Through December 31, 2008	January 1, 2008 Through April 24, 2008
Sales	$301,803	$415,334	$305,914	$109,420
Less:
Freight costs	21,469	23,139	10,780	12,359
Warehousing and handling costs	8,432	7,995	5,760	2,235
Cost of goods sold	127,822	153,009	103,816	48,647
Costs associated with abnormal production	21,525	—	—	—
Other	440	—	—	—

Gross Margin	122,115	231,191	185,558	46,179

Selling and administrative	28,375	31,839	22,832	6,034
Accretion of asset retirement obligation	680	656	458	198
Other	643	1,195	1,190	5

Operating Income	92,417	197,501	161,078	39,942
Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	(806)	(3,578)	(3,160)	(2,456)
Interest income	161	1,028	1,005	23
Insurance settlements in excess of property losses	(10)	6,946	(52)	6,998
Other income (expense)	485	(1,120)	(1,106)	(14)

Income Before Income Taxes	92,247	200,777	157,765	44,493
Income Tax (Expense) Benefit	(36,905)	(76,638)	(59,592)	4

Net Income	$55,342	$124,139	$98,173	$44,497

Weighted Average Shares Outstanding:
Basic	75,014,569	74,843,139	74,843,139

Diluted	75,042,050	75,043,241	74,988,292

Earnings Per Share:
Basic	$0.74	$1.66	$1.31

Diluted	$0.74	$1.65	$1.31

 INTREPID POTASH, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2009 AND DECEMBER 31, 2008
(In thousands, except share and per share amounts)

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$89,792	$116,573
Short-term investments	11,155	—
Accounts receivable:
Trade, net	19,169	15,107
Other receivables	471	385
Refundable income taxes	9,364	9,967
Inventory, net	61,949	49,318
Prepaid expenses and other current assets	2,632	5,804
Current deferred tax asset	9,807	1,222

Total current assets	204,339	198,376

Property, plant and equipment, net of accumulated depreciation of $41,787 and $26,514, respectively	221,403	138,790
Mineral properties and development costs, net of accumulated depletion of $7,174 and $6,367, respectively	33,929	30,244
Long-term parts inventory, net	7,149	3,973
Long-term investments	6,189	—
Other assets	5,532	6,053
Non-current deferred tax asset	290,449	327,641

Total Assets	$768,990	$705,077

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$13,523	$15,516
Related parties	129	26
Accrued liabilities	12,403	14,967
Accrued employee compensation and benefits	7,028	6,478
Other current liabilities	2,849	1,952

Total current liabilities	35,932	38,939

Asset retirement obligation	8,619	8,138
Deferred insurance proceeds	10,124	—
Other non-current liabilities	5,093	6,401

Total liabilities	59,768	53,478

Commitments and Contingencies
Common stock, $0.001 par value; 100,000,000 shares authorized; and 75,037,124 and 74,846,874 shares outstanding at December 31, 2009 and 2008, respectively	75	75
Additional paid-in capital	556,328	554,743
Accumulated other comprehensive loss	(689)	(1,385)
Retained earnings	153,508	98,166

Total Stockholders' Equity	709,222	651,599

Total Liabilities and Stockholders' Equity	$768,990	$705,077

 INTREPID POTASH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Intrepid Potash, Inc.
					Intrepid Mining LLC (Predecessor)
	Three Months Ended
			Year Ended December 31, 2009	April 25, 2008 Through December 31, 2008	January 1, 2008 Through April 24, 2008
	December 31, 2009	December 31, 2008
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$6,705	$22,690	$55,342	$98,173	$44,497
Deferred income taxes	2,966	12,799	29,063	28,719	(4)
Insurance reimbursements	(1)	19	10	52	(6,998)
Items not affecting cash:
Depreciation, depletion, amortization and accretion	5,310	2,087	17,327	7,192	3,543
Stock-based compensation	887	2,921	2,909	7,555	—
Unrealized derivative (gain) loss	(631)	2,609	(1,441)	2,347	439
Other	90	526	504	2,617	170
Changes in operating assets and liabilities:
Trade accounts receivable	11,593	32,253	(4,062)	20,030	(11,886)
Other receivables	737	(183)	(86)	(59)	186
Refundable income taxes	(766)	(9,967)	603	(9,967)	—
Inventory	4,125	(25,125)	(15,807)	(29,326)	(830)
Prepaid expenses and other assets	166	862	1,642	1,685	(4,349)
Accounts payable, accrued liabilities and accrued employee compensation and benefits	(7,108)	(3,065)	(6,152)	378	1,494
Income taxes payable	—	(18,846)	—	—	—
Other liabilities	(999)	2,579	1,212	2,575	(251)

Net cash provided by operating activities	23,074	22,159	81,064	131,971	26,011

Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	8,125	(19)	10,114	(52)	6,998
Additions to property, plant, and equipment	(18,284)	(41,541)	(95,183)	(63,070)	(14,747)
Additions to mineral properties and development costs	(685)	(3,254)	(6,233)	(5,724)	(15)
Proceeds from liquidation of bond sinking fund	—	—	2,098	—	—
Purchases of investments	(10,534)	—	(18,479)	—	—
Proceeds from investments	889	—	1,139	—	—
Cash received in exchange transaction with Intrepid Mining LLC	—	—	—	428	—
Other	1	495	23	457	(10)

Net cash used in investing activities	(20,488)	(44,319)	(106,521)	(67,961)	(7,774)

Cash Flows from Financing Activities:
Issuance of common stock, net of expenses	—	(86)	—	1,032,268	—
Proceeds from long-term debt	—	—	—	—	11,503
Repayments on long-term debt	—	1	—	(86,950)	(7,009)
Payments to fund employee tax withholding due upon vesting of restricted common stock	(41)	—	(1,324)	—	—
Members' capital distributions	—	—	—	—	(15,000)
Payments to Intrepid Mining LLC for exchange of assets and liabilities and formation distribution	—	—	—	(892,755)	—

Net cash (used in) provided by financing activities	(41)	(85)	(1,324)	52,563	(10,506)

Net Change in Cash and Cash Equivalents	2,545	(22,245)	(26,781)	116,573	7,731
Cash and Cash Equivalents, beginning of period	87,247	138,818	116,573	—	1,960

Cash and Cash Equivalents, end of period	$89,792	$116,573	$89,792	$116,573	$9,691

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$631	$640	$1,937	$1,075	$2,274

Income taxes	$94	$29,941	$7,239	$40,840	$—

 INTREPID POTASH, INC.
NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS
(In thousands)

        Adjusted net income is calculated as net income adjusted for significant non-cash and unusual items. Examples of non-cash and unusual charges include insurance settlements in excess of property losses, non-cash gains or losses associated with unrealized derivative adjustments, costs associated with abnormal production and other infrequent items. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring normal basis. In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

        Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	December 31, 2009	December 31, 2008
Net Income	$6,705	$22,690
Adjustments
Insurance reimbursements	(1)	19
Unrealized derivative (gain) loss	(631)	2,609
Cost associated with abnormal production	9,366	—
Other	440	—
Calculated tax effect*	(3,624)	(1,033)

Total adjustments	5,550	1,595

Adjusted Net Income	$12,255	$24,285

	Year Ended
	December 31, 2009	December 31, 2008
Net Income	$55,342	$124,139
Adjustments
Insurance reimbursements	10	(6,946)
Unrealized derivative (gain) loss	(1,441)	2,786
Cost associated with abnormal production	21,525	—
Other	440	—
Calculated tax effect*	(8,111)	1,635

Total adjustments	12,423	(2,525)

Adjusted Net Income	$67,765	$121,614

*
Statutory rate of 39.5% for 2009 and statutory rate of 39.3% for 2008.

 INTREPID POTASH, INC.
NON-GAAP EARNINGS BEFORE INCOME TAXES, INTEREST, DEPRECIATION,
AND AMORTIZATION RECONCILIATIONS
(In thousands)

        Earnings before income taxes, interest, depreciation and amortization ("EBITDA") is computed as net income adjusted for the add back of income tax expense, interest expense including derivatives, depreciation, depletion, amortization, asset retirement obligation liability accretion, and impairment. This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid's ability to internally generate funds for capital investment. In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended
	December 31, 2009	December 31, 2008
Net Income	$6,705	$22,690
Income tax expense	2,294	13,927
Interest expense, including derivatives	214	2,703
Depreciation, depletion, amortization and accretion	5,310	2,087

Total adjustments	7,818	18,717

Earnings Before Income Taxes, Interest, Depreciation, Depletion, and Amortization	$14,523	$41,407

	Year Ended
	December 31, 2009	December 31, 2008
Net Income	$55,342	$124,139
Income tax expense	36,905	76,638
Interest expense, including derivatives	806	3,578
Depreciation, depletion, amortization and accretion	17,327	10,735

Total adjustments	55,038	90,951

Earnings Before Income Taxes, Interest, Depreciation, Depletion, and Amortization	$110,380	$215,090

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  Exhibit 99.1
INTREPID POTASH, INC. SELECTED OPERATIONS DATA (UNAUDITED) FOR THE THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008
INTREPID POTASH, INC. SELECTED OPERATIONS DATA (UNAUDITED) FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008
INTREPID POTASH, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE MONTHS ENDED DECEMBER 30, 2009 AND 2008 (In thousands, except share and per share amount)
INTREPID POTASH, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE TWELVE MONTHS ENDED DECEMBER 30, 2009 AND THE PROFORMA PERIOD ENDED DECEMBER 30, 2008 (In thousands, except share and per share amount)
INTREPID POTASH, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED) AS OF DECEMBER 31, 2009 AND DECEMBER 31, 2008 (In thousands, except share and per share amounts)
INTREPID POTASH, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)
INTREPID POTASH, INC. NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS (In thousands)
INTREPID POTASH, INC. NON-GAAP EARNINGS BEFORE INCOME TAXES, INTEREST, DEPRECIATION, AND AMORTIZATION RECONCILIATIONS (In thousands)